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                     September 1, 2023

       Lou Kerner
       Chief Executive Officer
       Blockchain Coinvestors Acquisition Corp. I
       PO Box 1093, Boundary Hall Cricket Square
       Grand Cayman KY1-1102
       Cayman Islands

                                                        Re: Blockchain
Coinvestors Acquisition Corp. I
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed August 22,
2023
                                                            File No. 001-41050

       Dear Lou Kerner:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Gina Eiben